Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Sprint Corporation:

We consent to the use of our report dated October 21, 2013, except as to Note 19, which is as of June 18, 2014, with respect to the consolidated balance sheet of Sprint Communications, Inc. (formerly Sprint Nextel Corporation) and subsidiaries (the Predecessor Company) as of December 31, 2012, and the related consolidated statements of comprehensive loss, cash flows and stockholders’ equity for the 191 day period ended July 10, 2013 and each of the years in the two-year period ended December 31, 2012, incorporated herein by reference to the Form 8-K of Sprint Corporation dated June 18, 2014, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated October 21, 2013, except as to Note 19, which is as of June 18, 2014, refers to the adoption of accounting guidance regarding the presentation of the consolidated statement of comprehensive loss in 2011 and testing indefinite-lived intangible assets for impairment in 2012.

/s/ KPMG LLP

Kansas City, Missouri

February 19, 2015